CONTACT:
Stellar Pharmaceuticals Inc. -OR-	INVESTOR RELATIONS COUNSEL
Peter Riehl, President & CEO	The Equity Group Inc
(800) 639-0643	Devin Sullivan
(519) 434- 1540	(212) 836-9608 -or-- dsullivan@equityny.com
Arnold Tenney, Charman	Adam Prior
Cell (416) 587-3200	(212) 836-9606 -or-- aprior@equityny.com

FOR IMMEDIATE RELEASE

STELLAR PHARMACEUTICALS ANNOUNCES 2004 FINANCIAL RESULTS

2004 Highlights Versus 2003
●  Revenues increased 65.2% to $1.8 million
●  Aggregate sales of NeoVisc® and Uracyst® up 30%
●  Royalties and licensing revenues reached $407,000 from $14,000
●  Cash and equivalents of $3.2 million at December 31, 2004 with no long term debt

LONDON, ONTARIO, CANADA, March 31, 2005 - Stellar Pharmaceuticals, Inc., (OTCBB: SLXCF; TSXV: SLX), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced financial results for the fourth quarter and year ended December 31, 2004. All amounts in this press release are in Canadian dollars, and are the result of the use of U.S. GAAP.

Peter Riehl, President and Chief Executive Officer of Stellar Pharmaceuticals, commented, “It was a busy and productive 2004 for Stellar. In addition to substantial growth in revenues, the investments we made this past year strengthened our operating infrastructure and allowed us to broaden our product portfolio. Importantly, we created a foundation for what we expect will be significant revenue growth in 2005, unencumbered by many of the expenses we incurred in 2004.”

Fourth Quarter 2004 Review

Revenues for the three months ended December 31, 2004 increased 65.5% to $499,000 from $302,000 in the same period last year.

Higher revenues for the fourth quarter of 2004 versus the fourth quarter of 2003 were led by a 46.4% rise in Canadian sales of NeoVisc®, a viscosupplementation therapy for the treatment of osteoarthritis. The Company attributes this to increased sales and marketing efforts, and growing safety concerns by patients and physicians regarding the safety of the Cox-2 inhibitor class of drugs, a popular therapy for the treatment of osteoarthritis. Royalty and licensing revenue increased to $69,000 versus $269 for the same period last year. Royalty and license revenue was derived from out-licensed sales of NeoVisc® and Uracyst® (both of which were approved for sale in their respective markets in December 2003) and, to a much lesser extent, higher in-licensed sales of Skelite™ and NMP22®BladderChek®.

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Stellar Pharmaceuticals Inc.
March 31, 2005

Revenues for the fourth quarter of 2004 also increased 32% from the third quarter of 2004, reflecting the traction that Stellar realized on a consecutive quarterly basis during the year from its Canadian and out-licensed sales efforts. Regarding the latter, unit sales of Uracyst® in Europe grew 72.4% in the fourth quarter of 2004 over the third quarter of 2004. Unit sales of NeoVisc® in Latin America, Mexico and the Caribbean also increased in the fourth quarter of 2004 from the third quarter of 2004.

Selling, general and administrative (“SG&A”) expenses in the fourth quarter of 2004 increased 53% to $740,000 from the fourth quarter of 2003. This was primarily attributable to a $125,000 increase in sales and marketing expenses, and one-time, non-cash expenses of $154,000 related to share options issued to directors, employees and consultants. Research and development (“R&D”) expenses increased due to higher R&D tax credits received in the 2003 fourth quarter compared to the 2004 fourth quarter, as well as higher costs incurred for the validation processes for NeoVisc® (a result of the Company contracting with Dalton Pharmaceuticals to manufacture this product for both the Canadian and international markets).

Mr. Riehl commented, “The majority of the expenses described above were incurred in 2004, with only minimal costs expected in the first quarter of 2005. While these expenses negatively impacted our operating results in 2004, we view them as necessary investments in Stellar’s future growth and continued success.”

Stellar reported a net loss in the fourth quarter of 2004 of $374,000, or $0.02 per diluted share, on 21.3 million weighted average common shares outstanding (“shares outstanding”), compared to a net loss of $301,000, or $0.02 per diluted share, on 15.1 million shares outstanding in the fourth quarter of 2003. The increase in shares outstanding was due to the effect of shares issued in conjunction with a private placement in March 2004 with SJ Strategic Investments LLC that raised approximately $4.1 million in working capital for Stellar. SJ Strategic Investments now owns approximately 23% of Stellar’s common stock.

2004 Annual Review

Revenues for 2004 rose 65.2% to $1.8 million from $1.1 million in 2003. Aggregate Canadian sales of NeoVisc® and Uracyst® in 2004 increased by 30% over the previous year. Royalty and licensing revenue increased to $407,000 versus $14,000 in 2003.

Higher S,G&A and R&D expenses in 2004, primarily related to the reasons described above, contributed to a net loss for 2004 of $1.3 million, or $0.06 per diluted share, on 21.3 million shares outstanding versus a net loss of $804,000, or $0.05 per share, on 15.1 million shares outstanding in 2003. The higher share count was due primarily to the reason cited above.

Mr. Riehl noted several significant additional achievements in 2004:

•
signed a Supply and License Agreement with Leitner Pharmaceuticals™ LLC for NeoVisc® and Uracyst® for the United States market. These agreements provide for U.S. $3 million in milestone payments plus a 10% royalty on U.S. sales of these products, subsequent to their approval for sale in the U.S. market. Leitner has also agreed to fund and conduct U.S. FDA Phase III clinical trials for NeoVisc® and Uracyst® in 2005 to secure necessary U.S. approvals.

•	contracted with Pharmore GmbH to sell NeoVisc® in Germany, once regulatory approvals are received.

•	entered into a licensing agreement with Triptibumis Sdn Bhd for the sale of NeoVisc® in Malaysia, Singapore and Brunei. Sales commenced in October 2004.

•
launched Skelite™ and NMP22®BladderChek® in Canada, via separate in-license agreements. Skelite™ sales commenced in February 2004 and NMP22®BladderChek® sales began in October 2004. Initial launch expenses for these products were incurred in 2004, which Stellar believes will result in materially higher sales from these products in 2005.

•	purchased and upgraded a building that has provided additional office space and will allow Stellar to build its own GMP packaging line.

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Stellar Pharmaceuticals Inc.
March 31, 2005

Outlook for 2005

Mr. Riehl concluded, “The two most significant, near term events we foresee for Stellar relate to the commencement of U.S. Phase III FDA clinical trials for NeoVisc® and Uracyst®. We expect to commence trials for NeoVisc® in the second quarter of 2005 and for Uracyst® later this year. We are very pleased with the progress we have made with respect to both of these milestone events. Specifically, the investments we have made in developing NeoVisc® in preparation for these upcoming clinical trials will improve Stellar’s competitiveness in the global viscosupplement market. The processes we have implemented related to the development of NeoVisc® should also result in Stellar realizing significant future manufacturing efficiencies. As previously announced, these trials are being conducted and funded by our strategic partner Leitner Pharmaceuticals LLC. We also expect a full year of Canadian sales for Skelite™ and NMP22®BladderChek®. Sales of the latter should be favorably impacted by the February 2005 Journal of the American Medical Association study, which concluded that NMP22®BladderChek® vastly outperforms cytology, the current adjunctive test for bladder cancer. Combined with Cystoscopy, the standard used by Urologists, NMP22®BladderChek® raised the detection rate for malignancies to 93.7%. We look forward to our future with confidence.”

Conference Call

Management will conduct a conference call today at 11:00 a.m. Eastern Time to discuss fourth quarter and year-end results. Interested parties may participate in the call by dialing 877-888-3490 (Domestic) or 416-695-5261 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Stellar Pharmaceuticals Conference Call. The call will also be simultaneously broadcast over the Internet. Those interested in listening to the live webcast may do so by going to the Company's website at www.stellarint.com or by going to http://events.onlinebroadcasting.com/stellar/033105/index.php. Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archive will be available immediately after the live call and continue for approximately 30 days.

About Stellar Pharmaceuticals

Stellar Pharmaceuticals Inc. has developed and is marketing three products in Canada based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis, Uracyst® and the Uracyst® Test Kit, Stellar's patented technology for the diagnosis and treatment of Interstitial Cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreements for Skelite(TM) a proprietary synthetic bone-grafting product and NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer which are expected to positively impact sales in 2005.

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Stellar Pharmaceuticals Inc.
March 31, 2005

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release

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Stellar Pharmaceuticals Inc.
March 31, 2005
Stellar Pharmaceuticals Inc.
Statement of Operations
(Canadian Funds; US GAAP)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003

Revenue
Product sales	$414,441	$294,870	$1,380,538	$1,084,744
International sales	13,768	4,585	41,622	4,585
Royalties & licensing revenue	69,124	269	406,974	13,669
Miscellaneous revenue	1,860	1,931	3,191	6,434
Total revenue	499,193	301,654	1,832,325	1,109,432

Cost of goods sold	117,799	68,609	340,123	216,609

Gross Profit	381,393	233,046	1,492,202	892,823

Expenses:

Selling, general and administrative	739,717	484,752	2,185,329	1,523,815
Research and development	107,513	27,764	659,759	100,106
Amortization	28,158	25,185	88,340	76,822

	875,388	537,701	2,933,428	1,700,743

Loss from operations	(493,995)	(304,655)	(1,441,226)	(807,920)

Other income	119,507	3,751	96,117	4,119

Net loss for the period	(374,488)	(300,904)	(1,345,109)	(803,801)

Loss per share	(0.02)	(0.02)	(0.06)	(0.05)

Weighted average number of common
shares outstanding	21,312,055	15,067,036	21,312,055	15,067,036

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Stellar Pharmaceuticals Inc.Page
March 31, 2005
Stellar Pharmaceuticals Inc.
Balance Sheets
(Canadian Funds; US GAAP)

	December 31, 2004	December 31, 2003
Assets

Current
Cash and cash equivalents	$3,172,870	$255,237
Accounts receivable	143,629	43,098
Inventory	336,491	128,937
Tax recoverable	38,131	117,708
Prepaid deposits and sundry receivables	155,972	62,949

	3,847,093	607,929

Property, plant and equipment	951,860	288,880
Other assets	16,431	2,926
	$4,815,384	$899,735
Liabilities

Current:
Accounts payable	$342,624	$149,295
Accrued liabilities	32,503	90,871
Deferred revenues	221,320	299,846
	$596,447	$540,012

Contingencies and commitments

Shareholders’ equity

Capital stock
Authorized
Unlimited Non-voting, convertible, redeemable and retractable preferred shares with no par value

Unlimited Common shares with no par value

Issued
22,802,373 Common shares (16,350,412 in 2003)	7,720,873	2,624,239
Common shares to be issued	-	27,078
Paid-in capital options and warrants
- Outstanding	374,712	239,945
- Expired	67,263	67,263

Deficit	(3,943,911)	(2,598,802)
	4,218,937	359,723
	$4,815,384	$899,735